Exhibit 5.2
March 14, 2025
Celanese Corporation
Celanese US Holdings LLC
222 W. Las Colinas Blvd., Suite 900N
Irving, TX 75039
Re:    Celanese Corporation
Celanese US Holdings LLC
$700,000,000 Senior Notes due 2030
$1,100,000,000 Senior Notes due 2033
Registration Statement on Form S-3 (File No. 333-271048)
Ladies and Gentlemen:
We have acted as counsel to Celanese US Holdings LLC, a Delaware limited liability company (the “Company”), its parent, Celanese Corporation, a Delaware corporation (the “Parent Guarantor”) and certain subsidiaries of the Company listed on Annex A hereto (collectively, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-271048 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated March 6, 2025, filed with the Commission on March 10, 2025 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), the offering and sale by the Company of $700,000,000 aggregate principal amount of the Company’s 6.500% Senior Notes due 2030 (the “2030 Notes”) and $1,100,000,000 aggregate principal amount of the Company’s 6.750% Senior Notes due 2033 (the “2033 Notes”, together with the 2030 Notes, the “Notes”).
The Notes have been issued pursuant to the Indenture (the “Base Indenture”) dated as of May 6, 2011, among the Company, the Parent Guarantor and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association as trustee (the “Base Trustee”), as supplemented by the Sixteenth Supplemental Indenture relating to the Notes (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) dated as of March 14, 2025, among the Company, the Guarantors, U.S. Bank Trust Company, National Association as series trustee (the “Trustee”) and the Base Trustee, and are guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes by the Guarantors (the “Guarantees”).
In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Notes and the Guarantees and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as we have deemed necessary or

March 14, 2025

advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantors and others.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantees of the Notes are legal, valid and binding obligations of the Guarantors obligated thereon, enforceable against such Guarantors in accordance with their respective terms.
The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:
A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the State of Texas and the United States of America and to the extent relevant for our opinions herein, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. This opinion is limited to the effect of the current state of the laws of the State of New York, the State of Texas and the United States of America and the Delaware General Corporation Law and the Delaware Limited Liability Company Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
B.    The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
C.    We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee), (iv) any purported fraudulent transfer “savings” clause, (v) any provision waiving the right to object to venue in any court, (vi) any agreement to submit to the jurisdiction of any Federal court or (vii) any waiver of the right to jury trial.

March 14, 2025

We consent to the filing of this opinion as an exhibit to the Parent Guarantor’s Current Report on Form 8-K, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Gibson, Dunn & Crutcher LLP

ANNEX A
Subsidiary Guarantors

Name	Form of Entity	Jurisdiction of Formation
Celanese Acetate LLC	Limited liability company	Delaware
Celanese Americas LLC	Limited liability company	Delaware
Celanese Chemicals, Inc.	Corporation	Delaware
Celanese Global Relocation LLC	Limited liability company	Delaware
Celanese International Corporation	Corporation	Delaware
Celanese Ltd.	Limited partnership	Texas
Celanese Sales U.S. Ltd.	Limited partnership	Texas
Celtran, Inc.	Corporation	Delaware
CNA Holdings LLC	Limited liability company	Delaware
KEP Americas Engineering Plastics, LLC	Limited liability company	Delaware
Ticona Fortron Inc.	Corporation	Delaware
Ticona LLC	Limited liability company	Delaware
Ticona Polymers, Inc.	Corporation	Delaware